Exhibit 99.1

News Release

Julie Andrews Begins as New Chief Financial Officer at Orthofix

LEWISVILLE, TEXAS — January 16, 2024 — Orthofix Medical Inc. (NASDAQ:OFIX), a leading global spine and orthopedics company, today announced that Julie Andrews has officially stepped into the role of Chief Financial Officer (CFO). A seasoned executive, Ms. Andrews previously served as CFO for Smart Wires Technology, a global transmission grid technology company focused on enabling the transition to renewable energy. Prior to this, she was the Senior Vice President, Global Finance for Wright Medical Group, a global medical device company focused on extremities and biologics that was acquired by Stryker in 2020. Ms. Andrews also held roles of increasing responsibility at Medtronic Inc. from 1998 to 2012, including serving as Vice President of Finance for the Spine and Biologics division where she oversaw all FP&A and accounting functions.

“I am excited to welcome Julie to the Orthofix team,” said Massimo Calafiore, President and Chief Executive Officer of Orthofix. “With more than 25 years of leadership experience predominately in the medical device sector, I am confident she will be a great partner to me and the leadership team as we continue to focus on developing growth opportunities that result in sustainable shareholder value.”

“I am pleased to be joining Orthofix and would like to thank Geoffrey Gillespie for leading the team as Interim CFO,” said Julie Andrews, Chief Executive Officer for Orthofix. “I am excited to work with the talented finance and leadership teams as we look for opportunities to improve our performance while accelerating our business.”

About Julie Andrews

Ms. Andrews joined Smart Wires Technology a global transmission grid technology company in 2021. From 2012 to 2020, she served as Senior Vice President, Global Finance and Vice President, Global FP&A and Chief Accounting Officer at Wright Medical Group where Ms. Andrews led a 170-person finance team. Prior to this, Ms. Andrews served at Medtronic Inc. including as Vice President of Finance for the Spine and Biologics division. Early in her career, Ms. Andrews served as a Senior Financial Analyst for Thomas & Betts and as an auditor for Thomas Havey, LLC. Currently she serves on the board and as chair of the audit committee of RxSight, Inc. an ophthalmic medical device company. Ms. Andrews received a Bachelor of Science in Accounting from Indiana University. She also participated in advanced leader and director development programs at both Medtronic and Wharton School of Business.

As an inducement to enter into employment with Orthofix, Ms. Andrews was granted (i) performance-based vesting restricted stock units that settle 65,934 shares of common stock at target achievement, (ii) time-based vesting restricted stock units that settle into 32,967 shares of common stock, and (iii) stock options to purchase 76,878 shares of common stock. The performance-based vesting restricted stock units vest at the end of a 3-year performance period based on the Company’s total stockholder return relative to an industry peer group index during such period, while the time-based vesting restricted stock units vest in equal tranches over three years. The stock options vest upon achievement of both service- and performance-based criteria, whichever is the later of (a) the date certain service-based conditions are met (which will be met over three years) and (b) the date that the average closing price of the Company’s common stock over a one-month calendar period has been equal to or great than 150% of the closing price of the Company’s common stock on the grant date. The grants, which were approved by Orthofix’s Board of Directors, were made under standalone inducement award agreements approved pursuant to NASDAQ Marketplace Rule 5635(c)(4).

About Orthofix

Orthofix is a leading global spine and orthopedics company with a comprehensive portfolio of biologics, innovative spinal hardware, bone growth therapies, specialized orthopedic solutions, and a leading surgical navigation system. Its products are distributed in approximately 68 countries worldwide.

The Company is headquartered in Lewisville, Texas and has primary offices in Carlsbad, CA, with a focus on spine and biologics product innovation and surgeon education, and Verona, Italy, with an emphasis on product innovation, production, and medical education for orthopedics. The combined Company’s global R&D, commercial and manufacturing footprint also includes facilities and offices in Irvine, CA, Toronto, Canada, Sunnyvale, CA, Wayne, PA, Olive Branch, MS, Maidenhead, UK, Munich, Germany, Paris, France and Sao Paulo, Brazil.

Forward-Looking Statements

This news release may includeforward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “intends,” “predicts,” “potential,” “continue” or other comparable terminology. Orthofix cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Each forward-looking statement contained in this news release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: the ability of newly launched products to perform as designed and intended and to meet the needs of surgeons and patients, including as a result of the lack of robust clinical validation; and the risks identified under the heading “Risk Factors” in Orthofix Medical Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the Securities and Exchange Commission (SEC) on March 6, 2023. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. Orthofix does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contacts:

Media Relations

Denise Landry

DeniseLandry@orthofix.com

214.937.2529

Investor Relations

Louisa Smith, Gilmartin Group

IR@orthofix.com